Exhibit 99.T3D

Court File No. CV-14-10629-00CL

ONTARIO
SUPERIOR COURT OF JUSTICE
COMMERCIAL LIST

THE HONOURABLE REGIONAL SENIOR JUSTICE MORAWETZ	) ) )	MONDAY, THE 15TH DAY OF SEPTEMBER, 2014

IN THE MATTER OF AN APPLICATION UNDER SECTION 192 OF THE CANADA BUSINESS CORPORATIONS ACT, R.S.C. 1985, c. C-44, AS AMENDED

AND IN THE MATTER OF RULES 14.05(2) AND 14.05(3) OF THE RULES OF CIVIL PROCEDURE

AND IN THE MATTER OF A PROPOSED ARRANGEMENT OF ESSAR STEEL CANADA INC., ESSAR STEEL ALGOMA INC., ALGOMA HOLDINGS B.V., CANNELTON IRON ORE COMPANY AND ESSAR STEEL ALGOMA INC. USA

FINAL ORDER

THIS APPLICATION made by Essar Steel Canada Inc. (“Essar Canada”), Essar Steel Algoma Inc. (“Algoma”), Algoma Holdings B.V. (“Holdings”), Cannelton Iron Ore Company (“Cannelton”) and Essar Steel Algoma Inc. USA (“Essar USA” and, together with Essar Canada, Algoma, Holdings and Cannelton, the “Applicants”), pursuant to section 192 of the Canada Business Corporations Act, R.S.C. 1985, c. C-44, as amended, (the “CBCA”) was heard this day at 330 University Avenue, Toronto, Ontario.

ON READING the Notice of Application issued on July 16, 2014, the affidavits of Rajat Marwah sworn July 16, 2014, August 7, 2014 and September 10, 2014, together with the exhibits thereto, the amended and restated preliminary order of the Honourable Regional Senior Justice

Morawetz dated July 16, 2014 (the “Preliminary Order”) and the interim order (the “Interim Order”) of the Honourable Regional Senior Justice Morawetz dated August 8, 2014, and

ON HEARING the submissions of counsel for the Applicants, counsel to the ad hoc committee of holders of the 9.875% senior unsecured notes, counsel to Deutsche Bank Trust Company Americas, counsel to an ad hoc committee of holders of 9.375% senior secured notes issued by Algoma, and counsel to Essar Global Fund Limited, and on being advised that the Director appointed under the CBCA does not consider it necessary to appear on this application, no one appearing for any other person, and having determined that the Arrangement, as described in the Plan of Arrangement attached as Schedule “A” to this Final Order is an arrangement for the purposes of section 192 of the CBCA and is fair and reasonable in accordance with the requirements of that section, and on being advised that Algoma intends to rely on this Final Order and the declaration of fairness included herein as a basis of a claim to an exemption pursuant to section 3(a)(10) of the United States Securities Act of 1933, as amended, from the registration requirements otherwise imposed by that Act, regarding the issuance and distribution of securities in the United States of America pursuant to the Arrangement,

DEFINITIONS

1.                                      THIS COURT ORDERS that all capitalized terms used in this Final Order but not otherwise defined herein shall have the meanings ascribed thereto in the Plan of Arrangement.

COMPLIANCE

2.                                      THIS COURT DECLARES that the Applicants have complied with all actions or steps required to be taken by them pursuant to the Preliminary Order or the Interim Order or in connection with the documents or acts contemplated in the Preliminary Order, the Interim

Order, the Plan of Arrangement or the CBCA, including, without limitation any notice provisions provided therein.

THE MEETING

3.                                      THIS COURT DECLARES that appropriate notice was provided in respect of the Meeting and that the Meeting was duly called and held in accordance with the Interim Order.

4.                                      THIS COURT DECLARES that the Plan of Arrangement has been approved by the requisite majority of votes in accordance with the Interim Order, being at least two-thirds (66 2/3%) of the votes cast in respect of the Arrangement Resolution at the Meeting in person or by proxy by Noteholders.

ARRANGEMENT

5.                                      THIS COURT ORDERS that the Arrangement, as described in the Plan of Arrangement attached as Schedule “A” to this Final Order, shall be and is hereby approved.

6.                                      THIS COURT ORDERS that the Applicants are authorized to take all steps and actions necessary or appropriate to implement the Arrangement and the transactions contemplated thereby in accordance with and subject to the terms of the Arrangement (including to enter into any agreements or other documents which are to come into effect in connection with the Arrangement).

7.                                      THIS COURT ORDERS that as of the Effective Date, the Plan of Arrangement and all associated steps, transactions, arrangements, discharges and releases are approved, binding and effective as therein set out, and on the terms and conditions set forth in this Final Order, upon the Applicants, the Noteholders and all other Persons affected by the Plan of Arrangement, the Preliminary Order, the Interim Order or this Final Order.

8.                                      THIS COURT ORDERS that the Applicants shall be entitled to seek leave to vary this Final Order upon such terms and upon giving such notice as this Court may direct, to seek the advice and directions of this Court as to the implementation of this Final Order, and to apply for such further order or orders as may be appropriate.

RELEASES

9.                                      THIS COURT ORDERS that the releases contemplated in the Plan of Arrangement, including those set out in sections 6.3, 6.4 and 6.5 of the Plan of Arrangement, are approved and that, on the Effective Date, the Corporation Released Parties shall be released in accordance with section 6.3 of the Plan of Arrangement and the Noteholder Released Parties shall be released in accordance with section 6.4 of the Plan of Arrangement, EGFL shall be released in accordance with section 6.5 of the Plan of Arrangement.

10.                               THIS COURT ORDERS that no action or other proceeding shall be commenced against the Existing Indenture Trustee which in any way arises from or relates to its capacity or conduct as indenture trustee of the Existing Unsecured Notes.

STAY OF PROCEEDINGS

11.                               THIS COURT ORDERS that the Stay of Proceedings set forth in paragraph 2 of the Preliminary Order is hereby terminated and, simultaneously with the termination, is replaced with paragraph 12 of this Final Order.

12.                               THIS COURT ORDERS that from and including the date of this Final Order until the earlier of the Effective Date and November 15, 2014 (the “Stay Period”), no person, including without limitation: (a) the lenders under the credit agreement and the credit facility created thereunder (the “ABL Facility”) among Algoma, Holdings, Deutsche Bank Trust Company Americas, as administrative agent and as collateral agent, and the lenders party thereto from time to time; (b) the lenders under the credit agreement dated as of December 6, 2013, as amended (the “Avenue Credit Agreement”), among Algoma, Holdings, Avenue Capital Management II, L.P., as documentation agent, and the lenders party thereto from time to time; (c) the holders of the 9.375% senior secured notes issued by Algoma pursuant to an indenture dated as of December 14, 2009, as supplemented (the “Secured Notes Indenture”); (d) the Noteholders; (e) Avenue Special Opportunities Fund I, L.P., as assignee of the loan agreement dated as of May 6, 2013, as amended, between Algoma and Essar Steel Limited; or (f) any administrative agent, collateral agent, indenture trustee or similar person, shall have any right to terminate, accelerate, amend or declare in default or take any other enforcement steps under any contract or other agreement to which any of the Applicants is a party, including any contract or agreement to which any of the Applicants are borrower or guarantor, due to:

(a)                                 any of the Applicants having made an application to this Honourable Court pursuant to section 192 of the CBCA;

(b)                                 any of the Applicants being a party to this proceeding or being a party to the Arrangement;

(c)                                  any default or cross-default resulting from the failure to make the interest payment under the Existing Unsecured Notes due on June 15, 2014 and the expiry of the related grace period;

(d)                                 any default or cross-default resulting from the issuance by Algoma of financial statements containing a going-concern statement;

(e)                                  any of the Applicants taking any step contemplated by or related to the Arrangement; or

(f)                                   any default or cross-default resulting from the failure by Algoma to make payment of principal, interest and/or fees upon maturity of the ABL Facility, or any default or cross-default which occurs in connection with or as a result of such failure to pay under the ABL Facility, without further order of this Honourable Court.  Notwithstanding the maturity of the ABL Facility on September 20, 2014, during the Stay Period, Algoma will not be required to make any payment of principal or interest on such maturity date and will continue to make ordinary course interest payments as if the ABL Facility had not matured.  On the Effective Date, in addition to the payment of all other amounts owing in respect of the ABL Facility, the Avenue Credit Agreement and the Secured Notes Indenture, Algoma shall pay to the lenders under the ABL Facility, the Avenue Credit Agreement and the Secured Notes Indenture,  default interest, calculated in accordance with their respective agreements that has accrued on and after September 20, 2014 to and including the Effective Date. To the extent that this paragraph conflicts with any term of any order granted in the within proceeding, this paragraph shall govern.

AID AND RECOGNITION

13.                               THIS COURT seeks and requests the aid and recognition of any court or any judicial, regulatory or administrative body in any province of Canada and any judicial, regulatory or administrative tribunal or other court constituted pursuant to the Parliament of Canada or the legislature of any province and any court or any judicial, regulatory or administrative body of the United States or other country to act in aid of and to assist this Court in carrying out the terms of this Final Order.

SCHEDULE A

PLAN OF ARRANGEMENTUNDER SECTION 192 OF THE

CANADA BUSINESS CORPORATIONS ACT ATTACHED

IN THE MATTER OF AN APPLICATION UNDER 192 OF THE CANADA BUSINESS CORPORATIONS ACT, R.S.C. 1985, c. C-44, AS AMENDED

AND IN THE MATTER OF RULES 14.05(2) and 14.05(3)  OF THE RULES OF CIVIL PROCEDURE

AND IN THE MATTER OF A PROPOSED ARRANGEMENT OF ESSAR STEEL CANADA INC., ESSAR STEEL ALGOMA INC., ALGOMA HOLDINGS B.V., CANNELTON IRON ORE COMPANY AND ESSAR STEEL ALGOMA INC. USA

Court File No. CV-14-10629-00CL

ONTARIO SUPERIOR COURT OF JUSTICE (Commercial List) Proceeding commenced at Toronto

ORDER

STIKEMAN ELLIOTT LLP
Barristers & Solicitors
5300 Commerce Court West
199 Bay Street
Toronto, Canada M5L 1B9

Ashley John Taylor LSUC#: 39932E
Tel: (416) 869-5236
E-mail: ataylor@stikeman.com

Kathryn Esaw LSUC#: 58264F
Tel: (416) 869-6820
E-mail: kesaw@stikeman.com
Fax: (416) 947-0866

Lawyers for the Applicants